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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.      )*

Cbeyond Communications, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

149847 10 5 (CUSIP Number)

11/02/05

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners III(Q), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 1,036,691 7. Sole Dispositive Power 0 8. Shared Dispositive Power 1,036,691

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,036,691
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 4.01%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 126,701 7. Sole Dispositive Power 0 8. Shared Dispositive Power 126,701

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 126,701
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.49%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV (Q), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 2,143,101 7. Sole Dispositive Power 0 8. Shared Dispositive Power 2,143,101

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,143,101
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 8.29%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 215,693 7. Sole Dispositive Power 0 8. Shared Dispositive Power 215,693

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 215,693
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.83%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV Principals Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 29,206 7. Sole Dispositive Power 0 8. Shared Dispositive Power 29,206

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,206
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.11%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Associates III, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 1,163,392 7. Sole Dispositive Power 0 8. Shared Dispositive Power 1,163,392

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,163,392*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 4.50%
12.	Type of Reporting Person (See Instructions) PN

*	Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Associates IV, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 2,388,000 7. Sole Dispositive Power 0 8. Shared Dispositive Power 2,388,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,388,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 9.24%
12.	Type of Reporting Person (See Instructions) PN

*	Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). James D. Marver
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,551,392 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,551,392

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,551,392*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 13.74%
12.	Type of Reporting Person (See Instructions) IN

*	Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 149847 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Alan E. Salzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,551,392 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,551,392

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,551,392*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 13.74%
12.	Type of Reporting Person (See Instructions) IN

*	Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Item 1.	(a)	Name of Issuer: Cbeyond Communications, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339

Item 2.	(a)

Name of Person Filing:

VantagePoint Venture Partners III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Associates III, L.L.C., VantagePoint Venture Associates IV, L.L.C., James D. Marver, and Alan E. Salzman

	(b)	Address of Principal Business Office or, if none, Residence: 1001 Bayhill Drive Suite 300, San Bruno, CA 94066

	(c)	Citizenship: United States of America

	(d)	Title of Class of Securities: Common Stock, $0.01 par value

	(e)	CUSIP Number: 149847 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owed:

VantagePoint Venture Partners III (Q), L.P.:

1,036,691 shares

VantagePoint Venture Partners III, L.P.:

126,701 shares

VantagePoint Venture Partners IV (Q), L.P.:

2,143,101 shares

VantagePoint Venture Partners IV, L.P.:

215,693 shares

VantagePoint Venture Partners IV Principals Fund, L.P.:

29,206 shares

VantagePoint Venture Associates III, L.L.C.:

1,163,392 shares

VantagePoint Venture Associates IV, L.L.C.:

2,388,000 shares

James D. Marver:

3,551,392 shares

Alan E. Salzman:

3,551,392 shares

(b)

Percent of class:

VantagePoint Venture Partners III (Q), L.P.: owns 4.01% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Partners III, L.P.:

owns 0.49% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Partners IV (Q), L.P.:

owns 8.29% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Partners IV, L.P.:

owns 0.83% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Partners IV Principals Fund, L.P.:

owns 0.11% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Associates III, L.L.C.:

owns 4.50% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

VantagePoint Venture Associates IV, L.L.C.:

owns 9.24% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

James D. Marver: owns 13.74% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

Alan E. Salzman: owns 13.74% of outstanding shares of Common Stock of the Issuer as of November 30, 2005 as reported in the 10-Q filed on December 8, 2005 for period ending September 30, 2005.

(c)	Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:

0 shares*

VantagePoint Venture Partners III, L.P.:

0 shares*

VantagePoint Venture Partners IV (Q), L.P.:

0 shares**

VantagePoint Venture Partners IV, L.P.:

0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:

0 shares**

VantagePoint Venture Associates III, L.L.C.:

0 shares*

VantagePoint Venture Associates IV, L.L.C.:

0 shares**

James D. Marver:

0 shares***

Alan E. Salzman:

0 shares***

(ii)

Shared power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:

1,036,691 shares*

VantagePoint Venture Partners III, L.P.:

126,701 shares*

VantagePoint Venture Partners IV (Q), L.P.:

2,143,101 shares**

VantagePoint Venture Partners IV, L.P.:

215,693 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:

29,206 shares**

VantagePoint Venture Associates III, L.L.C.:

1,163,392 shares*

VantagePoint Venture Associates IV, L.L.C.:

2,388,000 shares**

James D. Marver:

3,551,392 shares***

Alan E. Salzman:

3,551,392 shares***

(iii)

Sole power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:

0 shares*

VantagePoint Venture Partners III, L.P.:

0 shares*

VantagePoint Venture Partners IV (Q), L.P.:

0 shares**

VantagePoint Venture Partners IV, L.P.:

0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:

0 shares**

VantagePoint Venture Associates III, L.L.C.:

0 shares*

VantagePoint Venture Associates IV, L.L.C.:

0 shares**

James D. Marver:

0 shares***

Alan E. Salzman:

0 shares***

(iv)

Shared power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:

1,036,691 shares*

VantagePoint Venture Partners III, L.P.:

126,701 shares*

VantagePoint Venture Partners IV (Q), L.P.:

2,143,101 shares**

VantagePoint Venture Partners IV, L.P.:

215,693 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:

29,206 shares**

VantagePoint Venture Associates III, L.L.C.: 1,163,392 shares* VantagePoint Venture Associates IV, L.L.C.: 2,388,000 shares** James D. Marver: 3,551,392 shares*** Alan E. Salzman: 3,551,392 shares***

* VantagePoint Venture Associates III, L.L.C., is the general partner for both VantagePoint Venture Partners III(Q), L.P., and VantagePoint Venture Partners III, L.P. VantagePoint Venture Associates III, L.L.C., disclaims beneficial ownership of such shares.

** VantagePoint Venture Associates IV, L.L.C., is the general partner for VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P. VantagePoint Venture Associates IV, L.L.C., disclaims beneficial ownership of such shares.

*** Messrs. James Marver and Alan Salzman are the Managing Members of both Vantage Point Venture Associates III, L.L.C., and VantagePoint Venture Associates IV, L.L.C. Messrs. Marver and Salzman disclaim beneficial ownership of such shares.

Item 5.	Ownership of Five Percent or Less of a Class Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group Not applicable.

Item 9.	Notice of Dissolution of Group Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Associates III, L.L.C.

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Associates IV, L.L.C.

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

Managing Member

By:	/s/ James D. Marver
Name:	James D. Marver

Managing Member

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman

EXHIBIT A

Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby agree that the attached Schedule 13G is filed on behalf of each of us.

Dated: February 13, 2006

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VantagePoint Venture Associates III, L.L.C.

By:	/s/ James D. Marver
Name:	James D. Marver
Title:	Managing Member

VantagePoint Venture Associates IV, L.L.C.

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

Managing Member

By:	/s/ James D. Marver
Name:	James D. Marver

Managing Member

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman